FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2017

Medalist Diversified REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	47-5201540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 S. 12th Street Suite 401 Richmond, Virginia	23221
(Address of principal executive offices)	(Zip Code)

(804) 344-4435
Issuer’s telephone number, including area code

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K, or this Annual Report, that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

In this annual report, references to the “Company,” “we,” “us,” “our” or similar terms refer to Medalist Diversified REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Medalist Diversified Holdings, L.P., a Delaware limited partnership, which we refer to as our operating partnership. As used in this Annual Report, an affiliate, or person affiliated with a specified person, is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

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Item 1. Business

Medalist Diversified REIT, Inc. was formed in 2015 as a Maryland corporation, and we intend to elect to be taxed as a REIT for federal income tax purposes incident to the filing of our federal income tax for and beginning with our taxable year ended December 31, 2017. Our objective is to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties. We intend to invest primarily in properties across secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We operate as an UPREIT, and own our properties through our subsidiary, Medalist Diversified Holdings, L.P., a Delaware limited partnership. We may also pursue, in an opportunistic manner, other real estate-related investments, including but not limited to equity or other ownership interests in entities that are the direct or indirect owners of real property, or indirect investments in real property, such as those that may be obtained in a joint venture. We refer to our investments in real property and our real estate-related investments, collectively, as Investments. We are externally managed and advised by Medalist Fund Manager, Inc., a Virginia corporation, or the Manager. The Manager will make all investment decisions for us. The Manager, is owned fifty percent each by Mr. Bill Elliott and Mr. Tim Messier, who are co-Presidents thereof.

Our company currently owns two investments: (i) the Shops at Franklin Square, a 134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property, which we acquired on April 28, 2017 and (ii) an undivided sixty-four percent (64%) tenant-in-common interest in the property commonly referred to as the Greensboro Airport Hampton Inn located at 7803 National Service Road in Greensboro, North Carolina, or the Greensboro Hampton Inn, which we acquired on November 3, 2017. We have entered into a contract to purchase the Shops at Hanover Square North, two parcels of land consisting of a 73,440 square foot retail center located at 7230 Bell Creek Road in Mechanicsville, Virginia 23111, or Hanover Square North. The contract purchase price for Hanover Square North is $12,173,000. We anticipate closing on Hanover Square North by early May 2018 using proceeds from prior closings of our offering under Regulation A and first mortgage debt. We intend to use the remaining net proceeds of our ongoing offering under Regulation A to purchase additional properties in our target markets and asset classes from affiliated or unaffiliated sellers.

The Manager and Messrs. Elliott and Messier have a network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States. We believe these relationships will provide us with a competitive advantage, greater access to off-market transactions, and flexibility in our investment choices to invest in a similar format, joint venture or co-invest with best in class owners, operators, investors, developers and sponsors, leveraging their resources, skills and relationships to maximize our opportunities and investment returns.

We believe that in the long-term, there will be a consistent flow of properties in our target markets for purposes of acquisition, repositioning, renovation, rehabilitation, or leasing and managing which we expect will enable us to continue our platform into the foreseeable future. We intend to make investments located across secondary and tertiary markets throughout the southeastern part of the United States. We do not anticipate making investments outside of the United States.

Our principal objectives include sourcing value-add investments in markets in which we maintain deep industry relationships and local market knowledge, and the creation of value for stockholders by utilizing our relationships and local knowledge of commercial real estate investment, management and disposition. There is no assurance that any of these objectives will be achieved.

We primarily expect to make investments directly, but we may also invest through indirect investments in real property, such as those that may be obtained in a joint venture which may or may not be managed or affiliated with the Manager or its affiliates, whereby we own less than a 100% of the beneficial interest in the investment; provided, that in such event, either we intend to hold a controlling interest in the investment.  While the Manager does not intend for these types of investments to be a primary focus, we may make such investments in the Manager’s sole discretion.

We may make investments in properties owned by unaffiliated third parties, the Manager, or affiliates of the Manager, as determined by the Manager in its sole discretion. The purchase price of any investment owned by an affiliated party will be based upon the fair market value of the asset established by third party MAI appraisal or fairness opinion that is dated within the last 90 days prior to the transaction.

Investment Strategies

The Manager believes that its focus on value-add and opportunistic commercial real estate provides an attractive balance of risk and returns. The Manager intends to use some or all of the following strategies to enhance the performance, quality and value of our Investments:

•	Proprietary investment sourcing;

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•	A rigorous, consistent and replicable process for sourcing and conducting due diligence; Appropriate exit strategy;

•	Hands-on portfolio management; and Focus on opportunistic properties.

Our investment policies will provide the Manager with substantial discretion with respect to the selection, purchase and sale of specific investments, subject to the limitations in the Management Agreement. We may revise the investment policies, which are described below, without the approval of our stockholders. We will review the investment policies at least annually to determine whether the policies are in the best interests of our stockholders.

Our Portfolio

Our goal is to acquire and own, through wholly owned subsidiaries of our operating partnership, a portfolio of commercial and retail properties located primarily in the southeastern United States. To date, we have acquired the Franklin Square Property and the Greensboro Hampton Inn, and we have entered into a contract to acquire Hanover Square North:

Name	Type	Description
Franklin Square Property	Retail	134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, on 10.293 acres, built in 2006 and 2007, that is currently 71.0% occupied, and anchored by Ashley Furniture and Monkey Joe’s.

Greensboro Hampton Inn	Hotel	Located at 7803 National Service Road, Greensboro, North Carolina, 27409. The hotel has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres.

Hanover Square North	Retail	73,440 square foot retail center located at 7230 Bell Creek Road in Mechanicsville, Virginia 23111, on 9.630 acres, built in 2007, that is currently 92% occupied, and anchored by a Marshalls store and an Old Navy Store.

The Franklin Square Property

On April 28, 2017 we purchased from Medalist Fund I, LLC, a Delaware limited liability company and an affiliate of our company, or Fund I, the Shops at Franklin Square, a 134,299 square foot retail property located at 3940 East Franklin Boulevard in Gastonia, North Carolina 28056, or the Franklin Square Property. The purchase price for the Franklin Square Property was approximately $20,500,000, as agreed by our Manager and Fund I and based upon an independent, third party MAI appraisal of the Franklin Square Property. The purchase price was paid through a combination of cash and assumed, secured debt of approximately $14,275,000, or the Franklin Square Loan. Our total investment, including acquisition and closing costs, escrows and lease reserves was $22,054,071, including acquisition fees of $421,808 that were paid to our Manager. The Franklin Square Property is located on 10.293 acres in Gastonia, North Carolina and was built in 2006 and 2007. It is currently 71% occupied and anchored by Ashley Furniture and Monkey Joe’s.

The Franklin Square Loan was made on February 10, 2016 in the original principal amount of $14,275,000. The Franklin Square Loan will mature in October 6, 2021. The Franklin Square Loan requires monthly interest only payments during the term. The Franklin Square Loan bears interest at 4.7%. The Franklin Square Loan may be prepaid, subject to certain conditions and limitations contained in the loan documents. The Franklin Square Loan is secured by the Franklin Square Property.

The property is an eight building one-floor retail center totaling approximately 134,299 gross leasable area. It is currently, as of June 30, 2017, 71.0% occupied. The building is concrete slab on grade with spread footings. The exterior walls are a combination of insulation and finish system, metal panel siding, brick veneer and textured CMU. Retail storefronts are double-pane glass set in anodized aluminum frames. The roof is flat with fully-adhered, thermoplastic olefin membrane roof system. The parking area comprises 435 spaces.

The property is considered to be overall good and well-maintained condition, with average landscaping that is well maintained.

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Greensboro Hampton Inn

On November 3, 2017, we purchased an undivided tenant-in-common interest in the property commonly referred to as the Greensboro Airport Hampton Inn located at 7803 National Service Road in Greensboro, North Carolina, or the Greensboro Hampton Inn. The purchase price for the Greensboro Hampton Inn was $15,100,000, which was based upon an independent, third-party MAI appraisal. The Greensboro Hampton Inn has 127 rooms, was built in 1996, is approximately 65,400 square feet and sits on 2.162 acres. In the transaction, our operating partnership acquired an undivided sixty-four percent (64%) tenant-in-common interest in the Greensboro Hampton Inn and PMI Greensboro, LLC, or PMI Greensboro, acquired the remaining undivided thirty-six percent (36%) tenant-in-common interest, each from Medalist Properties 8, LLC, a Delaware limited liability company and affiliate of our company.

The total purchase price for the Greensboro Hampton Inn was $15,100,000 paid through a combination of cash provided by the Company, the issuance of 125,000 operating partnership units, or OP Units, the incurrence of new mortgage debt in the original principal amount of $10,600,000 and approximately $2.3 million in cash provided by PMI Greensboro. The total investment, including acquisition, closing costs, escrow deposits and a reserve for property improvements required under the Greensboro Hampton Inn’s franchise agreement, was $18,004,621. The cash portion of the equity contributed by us was financed by (i) an interim loan made by Virginia Commonwealth Bank in the original principal amount of $1,500,000, or the Virginia Commonwealth Bank Loan, and interim loans made by affiliates of our company and our Manager totaling $677,538.

The Greensboro Senior Loan has an initial 36-month term, maturing on November 9, 2020, the borrowers, however, have extension options, which if exercised, could extend the maturity date of the Greensboro Senior Loan for two (2) successive 12-month periods. The Greensboro Senior Loan requires monthly interest only payments during the 36-month term. The Greensboro Senior Loan bears interest at the greater of (i) 5.0% plus the adjusted LIBOR rate (which is calculated by multiplying the LIBOR rate by the resulting reciprocal fraction of 1.0 less the reserve percentage of the Greensboro Lender), and (ii) 6.1%. The Greensboro Senior Loan may be prepaid on or after December 9, 2018, subject to certain conditions and payments. The Greensboro Senior Loan is secured by the Greensboro Hampton Inn.

The Virginia Commonwealth Bank Loan carried interest at the rate of 4.223%. The Virginia Commonwealth Bank Loan was repaid using proceeds from our ongoing offering under Regulation A on January 24, 2018 with interest.

The loans from affiliated parties were set to mature on January 31, 2018. All of the affiliate loans related to the acquisition of the Greensboro Hampton Inn were repaid in full in January 2018.

The hotel is a five-story building totaling approximately 65,414 square feet, with 127 guestrooms. The building is cast in place reinforced concrete upper level flooring supported by reinforced concrete columns bearing on spread footings and piers. The ground level floor is a concrete slab-on-grade. The exterior walls are frame with brick veneer with synthetic stucco exterior elements. Carpeting covers common area corridor and guestroom flooring with ceramic tiles in restrooms and guest services lobby, business center and breakfast/lounge area. Flat rubber membrane roof covers the building.

The parking area comprises 138 spaces, including 6 ADA accessible stalls. Perimeter sidewalks are concrete. The hotel is considered to be overall good and well-maintained condition.

The hotel is operated by Marshall Hotels and Resorts. More information can be found at www.marshallhotels.com, but any information is not to be included or incorporated herein and not to be considered as part of this Annual Report or reviewed or passed on by us.

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Hanover Square North

We have contracted to purchase the Shops at Hanover Square North from COF North, LLC, a Virginia limited liability company. The property is comprised of (i) an approximately 73,440 square foot retail center located on 8.766 acres of land at 7230 Bell Creek Road in Mechanicsville, Virginia 23111 and (ii) a contiguous, undeveloped parcel of land totaling 0.864 acres. We refer to both parcels herein as Hanover Square North. The contract purchase price for Hanover Square North is $12,173,000. We plan to pay approximately $3,929,000 in cash and assume a secured loan of approximately $8,600,000 from Langley Federal Credit Union, or the Hanover Square North Loan, to acquire Hanover Square North and pay closing and acquisition costs, including an anticipated acquisition fee of $266,000 to be paid to our Manager. We anticipate that our operating partnership will acquire a controlling tenant-in-common interest in Hanover Square North and that an unaffiliated party will acquire a non-controlling tenant-in-common interest in exchange for providing a proportionate amount of the equity required to close on Hanover Square North and becoming a borrower on the Hanover Square North Loan. We anticipate closing on the acquisition of Hanover Square North by early May 2018.

We anticipate assuming the Hanover Square North Loan as of the closing of the acquisition in the original principal amount of $8,600,000. The Hanover Square North Loan is expected to mature December 1, 2027. The Hanover Square North Loan is expected to require monthly payments of principal, based upon a 25-year amortization schedule, and interest during the term. The Hanover Square North Loan will bear interest at 4.90% through January 1, 2023, at which time the interest rate will be adjusted to the daily average yield on US Treasury securities adjusted to a constant maturity of five years, plus 3.10% with an interest rate floor of 4.90%. The Hanover Square North Loan will be secured by the developed parcel of Hanover Square North.

The property is a three-lot one-floor strip retail shopping center totaling approximately 73,440 square feet net leasable area. As of April 30, 2018, Hanover Square North is approximately 92.0% occupied. The building is concrete slab with floor coverings consisting of a mixture of vinyl tile and carpeting. The exterior walls are masonry with brick veneer and EIFS at front and painted concrete block sides and rear. Windows are plate glass fixed pane storefront type in aluminum frames. The roof is single-ply, mechanically fastened EPDM over rigid insulation and steel framing in a flat configuration. The parking area comprises approximately 365 spaces.

The property was constructed in 2007 and is currently considered to be in good physical condition. The improved sales were built between 1989 and 2006 and are adjusted accordingly for age/condition variations.

Our Competitive Strengths

We believe the experience of our Manager and its affiliates, which we refer to as the Medalist companies, as well as our investment strategies, distinguish us from other real estate companies. Specifically, our competitive strengths include the following:

•	Experienced and Dedicated Management Team.

Medalist companies consist of investment, management and disposition. The Medalist management team has 50+ years combined experience in commercial real estate and fixed income capital markets. The Medalist management team has also established a robust infrastructure of service providers, including longstanding relationships with two fully-staffed property managers for assets under management.

•	Strong Investment Track Record. Our Manager and its affiliates have a strong track record of success. The Medalist companies have acquired and managed an over $152 million commercial real estate portfolio since 2003. Medalist Fund I, LLC, our first multi-property affiliated investment fund, has invested in three properties since its first close in the third quarter of 2013, representing retail, flex-industrial and multifamily. Medalist Fund I, LLC, has paid out its required 8% annualized cash distribution in each consecutive quarter (Q3 of 2013 through Q4 of 2017) out of operating cash flow. Medalist Fund I, LLC paid approximately 4.9% of its offering proceeds in sales commissions, offering expenses and fees. Medalist Fund II, LLC, our second multi-property affiliated investment fund has acquired two properties. Medalist Fund II, LLC has paid out its required 7.5% annualized cash distribution in each consecutive quarter (Q1 of 2016 through Q4 of 2017) out of operating cash flow. Medalist Fund II’s offering closed on December 31, 2016 and it paid approximately 10.15% of its offering proceeds in sales commissions, offering expenses and fees. Each of Medalist Fund I and Medalist Fund II pay market property management fees as does our company.

•	Strategy of Opportunistic Investing. The Medalist companies have an extensive deal flow network in target markets due to long-standing relationships with brokers and lenders. The Medalist companies focus on value creation through a “hands on” management approach to previously neglected properties and a thorough knowledge of the geographic target area.

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•	Highly Disciplined Investing Approach. The Medalist companies take a time-tested and thorough approach to analysis, management and investor reporting.. The Medalist companies also adhere to a rigorous due diligence process, strict acquisition price discipline and prudent leverage levels.

•	Market Opportunity. The Medalist companies have identified market opportunities based on severe dislocations in the secondary and tertiary commercial real estate markets and the availability of debt financing at historically low rates

Our company currently has no full-time employees. All of our business activities are carried out by the employees of our Manager.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements.

Company Overview

Medalist Diversified Real Estate Investment Trust, Inc. is a Maryland corporation formed on September 28, 2015. We intend to elect to be taxed as a REIT for federal income tax purposes incident to the filing of our federal income tax for and beginning with our taxable year ended December 31, 2017. Our company serves as the general partner of Medalist Diversified Holdings, LP which was formed as a Delaware limited partnership on September 29, 2015.

Our company was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties in secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. We may also pursue, in an opportunistic manner, other real estate-related investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While these types of investments are not intended to be a primary focus, we may make such investments in our Manager’s discretion.

Our company is externally managed by Medalist Fund Manager, Inc. The Manager makes all investment decisions for our company. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager oversees our company’s overall business and affairs and has broad discretion to make operating decisions on behalf of our company and to make investment decisions. The Company’s stockholders are not involved in its day-to-day affairs.

As of December 31, 2017, we owned and operated two investments, the Shops at Franklin Square, a 134,299 square foot retail property located in Gastonia, North Carolina and the Greensboro Airport Hampton Inn, a hotel with 127 rooms on 2.162 acres in Greensboro, North Carolina. We own 64 percent of the Greensboro Hampton Inn as a tenant in common with a noncontrolling owner which owns the remaining 36 percent interest. The tenants in common lease the Greensboro Hampton Inn to a taxable REIT subsidiary that is also owned 64 percent by us and 36% by the noncontrolling owner.

Recent Trends and Activities

There have been several significant events in 2017 that have impacted our company. These events are summarized below.

2017 Equity Issuances

During 2017 the Company issued 1,148,000 shares of common stock at $10 per share subject to issuance costs and discounts. The net funds after offering costs were used for the acquisition of the Company’s first two investment properties. In addition, the Company issued 125,000 Operating Partnership units in exchange for $1,175,000 contribution of equity in the Greensboro Hampton Inn.

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2017 Acquisitions

The Shops at Franklin Square

On April 28, 2017, we completed our acquisition of the Franklin Square Property through a wholly owned subsidiary. The purchase price for the Franklin Square Property was $20,500,000 paid through a combination of cash and assumed, secured debt. Our total investment, including acquisition and closing costs, escrows and lease reserves was approximately $22,054,071. The Franklin Square Property, built in 2006 and 2007, was 68 percent leased as of the acquisition date and is anchored by Ashley Furniture and Monkey Joe’s.

Greensboro Airport Hampton Inn

On November 3, 2017 we completed our acquisition of a 64 percent interest in the Greensboro Hampton Inn through a wholly owned subsidiary. The total purchase price for through a combination of cash provided by the Company, the issuance of 125,000 operating partnership units, or OP Units, the incurrence of new mortgage debt in the original principal amount of $10,600,000 and approximately $2,300,000 in cash provided by PMI Greensboro. The total investment, including acquisition, closing costs, escrow deposits and a reserve for property improvements required under the Greensboro Hampton Inn’s franchise agreement, was $18,004,621. The hotel has 127 rooms and was built in 1996.

Financing Activities

The Company financed its acquisitions of the two properties in 2017 through mortgages, as follows:

	Monthly	Interest		Balance – December 31,
Property	Payment	Rate	Maturity	2017	2016

Franklin Square	Interest only	4.7%	October 2021	$14,275,000	0
Hampton Inn	Interest only	Variable (a)	November 2020	10,600,000	0

(a)	The mortgage loan for the Greensboro Hampton Inn bears interest at a variable rate based on LIBOR with a minimum rate of 6.1 percent. The interest rate payable is the USD LIBOR one-month rate plus 5 percent. For the period ended December 31, 2017, the rates in effect for each period during which the Greensboro Hampton Inn mortgage loan was outstanding were as follows:

November 2017	6.375 percent
December 2017	6.500 percent

On November 3, 2017, the Company entered into an Interest Rate Protection Transaction to limit the Company’s exposure to increases in interest rates on the variable rate mortgage loan on the Greensboro Hampton Inn. Under this agreement, the Company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. As of December 31, 2017, USD 1-Month LIBOR was 1.56175 percent. In accordance with the guidance on derivatives and hedging, the Company records all derivatives on the balance sheet at fair value. The Company reports the changes in the fair value of the derivative in other income.

In addition, as of December 31, 2017, the company had the following short-term loans outstanding:

Loan payable to Virginia Commonwealth Bank	$1,500,000
Loan payable to Medalist Fund I	252,000
Loan payable to Medalist Fund II	150,000
Loan payable to Medalist Properties 8	125,538
Loan payable to K&R Automotive	100,000
Loan payable to Medalist Fund I-B	50,000
$2,177,538

All of the short-term loans were borrowed on November 3, 2017. The proceeds from each of these loans were used to fund the purchase of the Greensboro Hampton Inn. The short-term loans described above were all repaid in January 2018.

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Operating Results

For the 12-month period ended December 31, 2017

As of December 31, 2017, we held the two assets acquired during 2017. We closed on our first asset, the Franklin Square Property, on April 28, 2017, and our second asset, the Greensboro Hampton Inn, on November 3, 2017, resulting in significant changes versus the 12-month period ended December 31, 2016.

For the period from acquisition, April 28, 2017 to December 31, 2017, the Franklin Square Property delivered total revenues from operations of $1,325,155. Operating costs, excluding depreciation and amortization and interest, were $602,970 and net operating income from the property for the 12-month period was $722,185. After deducting depreciation and amortization, interest expense and property management fees, we had a net loss from the property during 2017 of $485,420.

For the period from acquisition, November 3, 2017 to December 31, 2017, the Greensboro Hampton Inn delivered total revenues from operations of $399,502. Operating costs, excluding depreciation and amortization, interest and the gain on the increase of the fair value of the interest rate cap were $356,427 and net operating income from the property for the 12-month period was $43,075. After deducting depreciation and amortization, interest expense and adding the gain on the increase in the fair value of the interest rate cap, the Greensboro Hampton Inn had a net loss from the property during 2017 of $139,152, prior to factoring in the noncontrolling interest’s share of the net loss.

Corporate Costs. For the 12-month period ended December 31, 2017, we incurred corporate costs for legal representation, annual audits, tax returns, and other corporate related costs of $307,241.

Our net loss from operations was $1,051,984 during the period ended December 31, 2017.

For the period of January 1, 2016 to December 31, 2016

During the period from January 1, 2016 to December 31, 2016 we had not yet commenced active operations and our sole activities related to continuing to work through the process of qualifying our offering under Regulation A. We incurred $46,247 of expenses during that period and had no revenues, resulting in a net loss of $46,247 during the period.

Liquidity and Capital Resources

At December 31, 2017, our consolidated cash on hand totaled $263,002 compared to consolidated cash on hand of $82 at December 31, 2016.

Our business model is intended to drive growth through acquisitions. Access to the capital markets is an important factor for our continued success. We expect to continue to issue equity in our company through our offering with proceeds being used to acquire additional target properties.

Our liquidity needs are primarily to fund (i) operating expenses and cash dividends; (ii) property acquisitions; (iii) deposits and fees associated with long-term debt financing for our properties; (iv) recurring capital expenditures; (v) debt repayments; (vi) payment of principal of, and interest on, outstanding indebtedness; and (vii) corporate and administrative costs.

Internal liquidity will be provided solely by the rental receipts from our real properties. The only external liquidity source we have currently identified is our ongoing offering under Regulation A. During 2017 the Company issued 1,148,000 shares of common stock at $10 per share, subject to issuance costs and discounts. The net funds after offering costs were used for the acquisition of the Company’s first two investment properties.

Cash flows from investing activities and financing activities for the years ended December 31, 2017 and 2016 are as follows:

Investing Activities

During the twelve months ended December 31, 2017, our cash flows used in investing activities were $23,923,247 compared to cash flows used in investing activities of $0 during the twelve months ended December 31, 2016. During 2017, our company acquired its first two investment properties resulting in net outflows of $24,308,692. In addition, the Company made $208,006 in capital expenditures for its two properties.

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Financing Activities

During the twelve months ended December 31, 2017, our cash flows provided by financing activities were $24,230,014, compared to ($82,755) during the twelve months ended December 31, 2016. During 2017 our company generated net proceeds, after offering costs, from its common stock issuances of $9,993,822. In addition, the Company assumed secured debt in the amount of $14,275,000 for the acquisition of the Franklin Square Property and borrowed $10,600,000 (receiving $10,181,309 of loan proceeds, net of costs) for the acquisition of the Greensboro Hampton Inn net of issuance costs. Additionally, noncontrolling interests provided $3,475,000 for the acquisition of the Greensboro Hampton Inn and we issued short term notes payable of $2,177,538. During 2017 the company made dividend payments to its shareholders and distributions to its Operating Partnership unitholders of $422,686.

During the prior 12 month period ending December 31, 2016, financing activities used $82,755 for initial offering costs for its common stock issuance.

Future Liquidity Needs

In addition to the funding of our ongoing operations, our primary liquidity needs at December 31, 2017 were to repay $2.17 million in short term loans and to provide funding for our acquisition of the Hanover Square Shopping Center.

Trend Information

Our company, through our Operating Partnership continues to engage primarily in the acquisition, leasing and disposition of our target properties. Currently our management believes that market trends for the asset classes and geographic markets comprising our target properties remain attractive and should remain so barring any severe recession or onerous jolt to the financial system.

With the completion of our ongoing offering’s initial and subsequent closings we have been successful in acquiring our first two assets and have placed a third under contract in accordance with our business plan. While there can be no assurances that additional funds will be raised, continued success of our offering should enable us to accelerate acquisition plans, provide liquidity to recruit and retain qualified personnel to support growth and enhance purchasing power for goods and services in connection with the operation of our properties.

Item 3. Directors and Officers

Our Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for the management and control of our affairs. Our board of directors has retained our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

We have three directors, one of whom is an independent director. Mr. Neil Farmer was elected as our independent director effective as of the initial closing of our ongoing offering under Regulation A on April 28, 2017. Mr. Thomas E. Messier and Mr. William R. Elliott have been our directors since our formation in September 2015. Until we are subject to certain listing requirements our directors will serve until they resign or upon death or disability and until his successor has been duly elected and qualifies. At any stockholder meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

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In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our Executive Officers and Directors

The individuals listed as our executive officers below also serve as officers and employees of our Manager. As executive officers of our Manager, they serve to manage the day-to-day affairs and carry out the directives of our board of directors in the review, selection and recommendation of investment opportunities and operating acquired investments and monitoring the performance of those investments to ensure that they are consistent with our investment objectives.

The following table and biographical descriptions set forth certain information with respect to the individuals who currently serve as our executive officers and directors:

Name	Age*	Position
Thomas E. Messier	63	Director, Co-President, Secretary and Treasurer
William R. Elliott	66	Director and Co-President
Neil P. Farmer	61	Director

*As of April 30, 2018

Thomas E. Messier, Director and Co-President. Mr. Messier is co-president and co-founder of Medalist Fund Manager, Inc. Since 2003 he has co-managed the Medalist property portfolio as co-President of our Manager and its predecessor. Our Manager is the sole manager of Medalist Fund I, LLC and Medalist Fund II, LLC and Mr. Messier co-manages, with Mr. Elliott, Fund I and Fund II through our Manager. From 2003 until December of 2015 he was also President of Medalist Securities, Inc. which provided real estate investment banking relative to certain of the prior acquisitions of the Medalist companies and investor relations related to the same. Prior to 2003, Mr. Messier previously worked successfully with institutional investors in the fixed income securities industry for over twenty years. From January 2002 to June 2003 he was a Managing Partner of Westmoreland Capital Management. From 1992 to January 2002, Mr. Messier was a Director of Global Capital Markets at First Union/Wachovia. Prior to that, from 1980 to 1992, he was a Senior Vice President of Capital Markets at Bank of America. Mr. Messier received his BBA from the Terry College of Business at the University of Georgia in 1977.

William R. Elliott, Director and Co-President. Mr. Elliott has been involved in the commercial real estate industry since 1983. Prior to that he was a civil engineer from 1977 to 1983. Mr. Elliott co-founded the Medalist companies with Mr. Messier in 2003 and is currently co-President of our Manager with Mr. Messier. Through our Manager, he, along with Mr. Messier, co-manages Fund I and Fund II. As co-President of our Manager, Mr. Elliott is involved in sourcing, executing and the management of investment properties. He was formerly Managing Partner of Prudential Commercial Real Estate, former President of Virginia Realty and Development Company and former President of the Central Virginia Region of Goodman, Segar, Hogan, Hoffler. As a commercial real estate professional, he has demonstrated proficiency in transactions including major office buildings, shopping centers, industrial land and facility sales and large mixed-use development land sales. Mr. Elliott is a licensed real estate broker, certified property manager, Vice President of the Institute of Real Estate Management, a Certified Value Engineer and a member of the American Society of Civil Engineers and the Building Owners and Managers Association. Mr. Elliott received his B.S. in Building Construction from Auburn University in 1974. He received a Masters in Civil Engineering from Virginia Polytechnic Institute in 1977.

Neil P. Farmer, Independent Director. Mr. Farmer is our independent director and became the third member of our board of directors as of the initial closing date of our initial offering. Mr. Farmer founded Farmer Properties, Inc., a real estate development firm located in Richmond, Virginia in 1983. Mr. Farmer is the President of Farmer Properties with responsibility over the entirety of its real estate development business. He received his B.A. in Government and Foreign Affairs from Hampden-Sydney College in 1978.

Committees of the Board of Directors

Our board of directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting. We currently do not have any committees.

Compensation of Directors and Officers

Director Compensation

We pay our independent director an annual retainer of $8,000, payable quarterly. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. Our directors who are also executive officers will not receive any additional compensation from us for acting as directors.

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Executive Officer Compensation

We do not currently have any employees and our executive officers are employed by our Manager. We will not reimburse our Manager for compensation paid to our executive officers.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the personal liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and advance expenses to our directors, our officers, and our Manager, except to the extent prohibited by the Maryland General Corporation Law, or MGCL, and as set forth below. In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to indemnify and advance expenses to our Manager, except to the extent prohibited by the MGCL.

Under the MGCL, a Maryland corporation may limit in its charter the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Finally, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and our charter authorizes us to obligate ourselves to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Our Manager

We are externally managed and advised by Medalist Fund Manager, Inc., or our Manager, pursuant to a Management Agreement. See “— Management Agreement.” Each of our officers and one of our directors are also officers of our Manager. Our Manager is primarily responsible for managing our day-to-day business affairs and assets and carrying out the directives of our board of directors. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Our Manager will conduct our operations and manage our portfolio of real estate investments. We have no paid employees.

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The officers of our Manager are as follow:

Name	Age*	Position
Thomas E. Messier	63	Co-Founder and Co-President

William R. Elliott	66	Co-Founder and Co-President

*As of April 30, 2018

The background and experience of Messrs. Messier and Elliot are described above in “Management — Our Executive Officers and Directors.”

Management Agreement

We entered into a Management Agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations. The Management Agreement will require our Manager to manage our business affairs in conformity with the investment guidelines and other policies as approved and monitored by our board of directors. Our Manager’s role as Manager will be under the supervision and direction of our board of directors.

Management Services

Our Manager is responsible for (1) the selection, purchase and sale of our portfolio investments, (2) our financing activities, and (3) providing us with advisory services. Our Manager is responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate.

Term and Termination

Our Management Agreement had an initial term through December 31, 2016 and automatically renews annually. The Management Agreement may be amended or modified by agreement between us and our Manager. Our independent directors will review our Manager’s performance and the fees payable to the Manager under the Management Agreement annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of the fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause as described below, our Manager will be paid a termination fee equal to three times the sum of the management fee and incentive fee earned, in each case, by our Manager during the 12-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•	our Manager’s continued breach of any material provision of the Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	any change of control of our Manager which a majority of our independent directors determines is materially detrimental to us;

•	our Manager’s inability to perform its obligations under the Management Agreement;

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•	our Manager commits fraud against us, misappropriates or embezzles our funds, or acts, or fails to act, in a manner constituting gross negligence, or acts in a manner constituting bad faith or willful misconduct, in the performance of its duties under the Management Agreement; provided, however, that if any of these actions or omissions is caused by an employee and/or officer of our Manager or one of its affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager’s actual knowledge of its commission or omission, the Management Agreement shall not be terminable; and

•	the dissolution of our Manager.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its affiliates without the approval of our independent directors subject to certain caveats.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the Management Agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Management Fees, Incentive Fees and Expense Reimbursements

Type	Description

Asset Management Fee	We will pay our Manager a monthly asset management fee equal to 0.125% of our stockholders’ equity payable in arrears in cash. For purposes of calculating the asset management fee, our stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by our operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods),less (b) any amount that our company has paid to repurchase our common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between our Manager and our independent director(s) and approval by a majority of our independent directors. As a result, our stockholders’ equity, for purposes of calculating the asset management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. Our Manager uses the proceeds from its asset management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. The asset management fee is payable independent of the performance of our investments. The asset management fee of our Manager shall be calculated within 5 days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the monthly installment of the asset management fee calculated for that month in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the asset management fee for such month.

Property Management Fee	Dodson Properties, an entity in which Mr. Elliott holds a 7% interest, wholly owns Shockoe Properties. Shockoe Properties receives an annual property management fee, of up to 3.0% of the monthly gross revenue from any of our Investments it manages. The Property Management Fee is paid in arrears on a monthly basis. Shockoe Properties manages the Franklin Square Property, and it may manage additional properties we may acquire.

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Acquisition Fee	Our Manager receives an acquisition fee, of 2.0% of the purchase price plus transaction costs, for each investment made on our behalf at the closing of such investment, in consideration for our Manager’s assistance in identifying and effectuating the investment

Incentive Compensation

Incentive Fee

We will pay our Manager an incentive fee with respect to each calendar quarter (or part thereof that the Management Agreement is in effect) in arrears. The incentive fee will be an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) our AFFO (as defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of our common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to our Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, AFFO will be determined by annualizing the applicable period following completion of this offering. AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. We further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on our real estate investments). The following example illustrates how we would calculate our quarterly incentive fee in accordance with the Management Agreement. Our actual results may differ materially from the following example.

Assume the following:

•	AFFO for the 12-month period equals $4,000,000;
•	3,000,000 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the 12-month period is 3,000,000;
•	weighted average issue price per share of common stock is $10.00; and
•	incentive fees paid during the first three quarters of such 12-month period are $300,000.

Under these assumptions, the quarterly incentive fee payable to our Manager would be $80,000, as calculated below:

1.	AFFO	$4,000,000
2.	Weighted average issue price per share of common stock of $10.00 multiplied by the weighted average number of shares of common stock outstanding of 3,000,000 multiplied by 7%	$2,100,000
3.	Excess of AFFO over amount calculated in 2 above	$1,900,000
4.	20% of the amount calculated in 3 above	$380,000
5.	Incentive fee equals the amount calculated in 4 above less the incentive fees paid during the first three quarters of such previous 12-month period;	$300,000
6.	Quarterly incentive fee payable to our Manager:	$80,000

Pursuant to the calculation formula, if AFFO increases and the weighted average share price and weighted average number of shares of common stock outstanding remain constant, the incentive fee will increase.

Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than the date which is five business days after the date of delivery of such computation to our board of directors.

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Liability and Indemnification

Pursuant to the Management Agreement and unless provided otherwise therein, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us duties under Maryland law in their capacity as officers of our company, which may include the duty to exercise reasonable care in the performance of such officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure). Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify and hold harmless our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement as determined by a final, non-appealable order of a court of competent jurisdiction, or those incurred in connection with the Manager’s proper release of the Company’s money or other property, as set forth in the Management Agreement. Additionally, we have agreed to advance funds to any of the indemnified parties for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is sought, provided, that such Manager indemnified party undertakes to repay the advanced funds to us in the event it is ultimately determined that indemnification is not appropriate. Our Manager has agreed to indemnify and hold harmless us, our directors and officers, personnel, agents and any persons controlling or controlled by us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines).

Item 4. Security Ownership of Management and Certain Securityholders

The table below sets forth, as of April 30, 2018, certain information regarding the beneficial ownership of our shares of common stock and shares of common stock issuable upon redemption of OP Units immediately following the completion of this offering for (1) each person who is the beneficial owner of 10% or more of our outstanding shares of common stock, (2) each of our directors and named executive officers, and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address of each person is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares and OP Units Beneficially Owned	Percentage of all Shares(1)	Percentage of all Shares on a Fully Diluted Basis(2)
Virginia Birth-Related Neurological Injury Compensation Program(3)	611,702	611,702	30.78%	28.96%
All Named Executive Officers and Directors as a Group	24,540	45,817	1.23%	2.17%

(1)	Based on 1,987,082 issued and outstanding shares of common stock as of April 30, 2018.
(2)	Based on (i) 1,987,082 issued and outstanding shares of common stock as of April 30, 2018 and (ii) 125,000 shares of common stock converted from OP Units, assuming our operating partnership chooses to redeem all OP Units in exchange for common stock of our company.
(3)	7501 Boulders View, Suite 210, Richmond, Virginia 23225

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Item 5. Interest of Management and Others in Certain Transactions

Management Agreement

We entered into the Management Agreement on March 15, 2016. We describe this agreement and the associated fees in “Our Manager and Related Agreements — Management Agreement.” Messrs. Messier and Elliott, each a director and co-President of our company, each own 50% of the outstanding stock of our Manager.

Initial Acquisitions

In connection with the acquisitions of the Franklin Square Property and Greensboro Hampton Inn, Messrs. Elliott and Messier, received material benefits as described below.

•	Messrs. Elliott and Messier each owned an approximately 1% interest in Medalist Fund I, LLC, which owned the Franklin Square Property. Additionally, our Manager is our Manager of Medalist Fund I, LLC, and is entitled to a 20% carried interest upon the return of all investor capital and an 8% cumulative return to investors. Messrs. Elliott and Messier each received a distribution of $54,050 from Medalist Fund I, LLC in connection with the sale of the Franklin Square Property to us. Each of them invested the entirety of such distribution in this offering.

•	Messrs. Elliott and Messier each owned a 2.2% interest in Medalist Properties 8, LLC, former owner of the Greensboro Hampton Inn. Messrs. Elliott and Messier contributed their individual interests in the Greensboro Hampton Inn to us for 10,638 OP Units each, rather than taking cash.

The purchase price of each of our acquisitions from affiliates is supported by an MAI appraisal of the applicable property, whether obtained by us or by a lender making an acquisition loan to us. In addition to such MAI appraisals, Moloney Securities Co., Inc., our former dealer-manager, obtained independent fairness opinions with respect to certain value determinations in respect of our acquisitions of properties from affiliates.

Item 6. Other Information

None.

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Item 7. Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Medalist Diversified REIT, Inc.

Richmond, Virginia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Medalist Diversified REIT, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2017.

Richmond, VA

April 30, 2018

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Medalist Diversified REIT, Inc.

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016
ASSETS
Investment properties, net	$34,229,888	$-
Cash	263,002	82
Rent and other receivables, net of allowance of $38,628 and $0, as of December 31, 2017 and 2016, respectively	122,017	-
Unbilled rent	51,784	-
Security deposits	54,119	-
Escrows and operating property reserves	406,401	-
Property capital reserves	2,571,325	-
Intangible assets, net	2,259,904	-
Interest rate cap, at fair value	83,436	-
Prepaid expenses	50,802	-
Total Assets	$40,092,678	$82

LIABILITIES
Accounts payable and accrued liabilities	$1,113,117	$295,670
Intangible liabilities, net	300,724	-
Notes payable, short term	1,500,000	-
Related party notes payable, short term	677,538	-
Mortgages payable, net	24,419,268	-
Total Liabilities	$28,010,647	$295,670

EQUITY
Preferred stock, $.01 par value, 250,000,000 shares authorized, none issued and outstanding	$-	$-
Common stock, $.01 par value, 750,000,000 shares authorized, 1,148,002 and 2 shares issued and outstanding at December 31, 2017 and 2016, respectively	11,480	-
Additional paid-in capital	11,086,897	250
Offering costs	(912,060)	(107,755)
Accumulated deficit	(1,036,002)	(188,083)
Dividends	(362,220)	-
Total Shareholders' Equity	$8,788,095	$(295,588)
Noncontrolling interests - Hampton Inn Property	2,211,345	-
Noncontrolling interests - Operating Partnership	1,082,591	-
Total Equity	$12,082,031	$(295,588)
Total Liabilities and Equity	$40,092,678	$82

See notes to consolidated financial statements.

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Medalist Diversified REIT, Inc.

Consolidated Statements of Operations

For the years ended December 31, 2017 and

December 31, 2016

	2017	2016

REVENUE
Franklin Square Property revenues	$1,091,915	$-
Franklin Square Property tenant reimbursements	233,240	-
Hampton Inn Property room revenues	396,088	-
Hampton Inn Property other revenues	3,414	-
Total Revenue	$1,724,657	$-

OPERATING EXPENSES
Franklin Square Property operating expenses	602,970	-
Hampton Inn Property operating expenses	356,427	-
Other operating expenses	307,241	-
Depreciation and amortization	743,146	-
Organization and other expenses	-	44,429
Total Operating Expenses	2,009,784	44,429
Operating Loss	(285,127)	(44,429)
Interest expense	766,857	1,818
Net Loss from Operations	(1,051,984)	(46,247)
Other income	83,436	-
Net Loss	(968,548)	(46,247)
Less: Net loss attributable to Hampton Inn Property noncontrolling interests	(50,095)	-
Less: Net loss attributable to Operating Partnership noncontrolling interests	(70,534)	-
Net Loss Attributable to Medalist Common Shareholders	$(847,919)	$(46,247)

Loss per share from operations (basic and diluted)	$(1.28)	$(23,124)

Weighted-average number of shares (basic and diluted)	661,363	2

Dividends declared per common share	$0.35	$-

See notes to consolidated financial statements.

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Medalist Diversified REIT, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2017 and

December 31, 2016

	Common Stock		Additional				Total	Noncontrolling Interests
	Shares	Par Value	Paid in Capital	Syndication Costs	Accumulated Deficit	Dividends	Shareholders' Equity	Hampton Inn Property	Operating Partnership	Total Equity
Balance December 31, 2015	2	$-	$250	$(25,000)	$(141,836)	$-	$(295,588)	$-	$-	$(166,586)

Syndication Costs	-	-	-	(82,755)	-	-	$-	-	-	(82,755)
Net loss	-	-	-	-	(46,247)	-	$-	-	-	(46,247)
Balance, December 31, 2016	2	0	250	(107,755)	(188,083)	-	$(295,588)	-	-	(295,588)

Common stock issuances	1,148,000	11,480	11,086,647	-	-	-	$11,098,127	-	-	11,098,127
Offering costs	-	-	-	(804,305)	-	-	$(804,305)	-	-	(804,305)
Net loss	-	-	-		(847,919)	-	$(847,919)	(50,095)	(70,534)	(968,548)
Dividends and distributions	-	-	-	-	-	(362,220)	$(362,220)	(38,591)	(21,875)	(422,686)
Non-controlling interests	-	-	-	-	-	-	$-	2,300,031	1,175,000	3,475,031

Balance, December 31, 2017	1,148,002	$11,480	$11,086,897	$(912,060)	$(1,036,002)	$(362,220)	$8,788,095	2,211,345	1,082,591	12,082,031

See notes to consolidated financial statements.

20

Medalist Diversified REIT, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2017 and

December 31, 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(968,548)	$(46,247)

Adjustments to reconcile consolidated net loss to net cash (used in) provided by operating activities
Depreciation	498,819	-
Amortization	244,327	-
Loan cost amortization	35,630	-
Increase in fair value - interest rate cap	(83,436)	-
Above (below) market lease amortization, net	97,037	-

Changes in assets and liabilities, net of acquisitions
Rent and other receivables, net	(122,017)	-
Unbilled rent	(51,784)	-
Prepaid expenses	(50,802)	-
Cash restricted for operating property security deposits	(54,119)	-
Cash restricted for escrows and operating property reserves	(406,401)	-
Accounts payable and accrued liabilities	817,447	128,958
Net cash (used in) provided by operating activities	(43,847)	82,711

CASH FLOWS FROM INVESTING ACTIVITIES

Investment property acquisitions	(24,308,692)	-
Capital expenditures	(208,006)	-
Decrease in property capital reserves	593,451	-
Net cash (used in) provided by investing activities	(23,923,247)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Dividends and distributions paid	(422,686)	-
Investment of noncontrolling interests	2,300,031	-
Issuance of notes payable and related party notes payable	2,177,538	-
Mortgages payable	10,181,309	-
Proceeds from sales of common stock, net	9,993,822	(82,755)
Net cash provided by (used in) financing activities	24,230,014	(82,755)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	262,920	(44)
CASH AND CASH EQUIVALENTS, beginning of year	82	126
CASH AND CASH EQUIVALENTS, end of year	$263,002	$82

Supplemental Disclosures and Non-Cash Activities:

Mortgages payable assumed related to Franklin Square Property acquisition	$14,275,000	$-
Noncontrolling interests resulting from issuance of operating partnership Units	$1,175,000	$-
Issuance of common stock related to Hampton Inn Property acquisition	$300,000	-
Interest paid	$585,179	$-
Income taxes paid	$-	$-

See notes to consolidated financial statements.

21

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

1.	Organization and Basis of Presentation and Consolidation

Medalist Diversified Real Estate Investment Trust, Inc. (the “REIT”) is a Maryland corporation formed on September 28, 2015. The REIT intends to elect to be taxed as a real estate investment trust for federal income tax purposes incident to the filing of our federal income tax for and beginning with our taxable year ended December 31, 2017. The REIT serves as the general partner of Medalist Diversified Holdings, LP (the “Operating Partnership”) which was formed as a Delaware limited partnership on September 29, 2015. As of December 31, 2017, the REIT, through the Operating Partnership, owned and operated two properties, the Shops at Franklin Square, a 134,299 square foot retail property located in Gastonia, North Carolina (the “Franklin Square Property”) and the Greensboro Airport Hampton Inn, a hotel with 127 rooms on 2.162 acres in Greensboro, North Carolina (the “Hampton Inn Property”). The Company owns 64 percent of the Hampton Inn Property as a tenant in common with a noncontrolling owner which owns the remaining 36 percent interest.

The use of the word “Company” refers to the REIT and its consolidated subsidiaries, except where the context otherwise requires. The Company includes the REIT, the Operating Partnership, wholly owned limited liability corporations which own or operate the properties, and the taxable REIT subsidiary which operates the Hampton Inn Property. As a REIT, certain tax laws limit the amount of “non-qualifying” income that Company can earn, including income derived directly from the operation of hotels. As a result, the Company leases its consolidated hotel property to a taxable REIT subsidiary (“TRS”) for federal income tax purposes. The TRS is subject to income tax and is not limited as to the amount of non-qualifying income it can generate, but it is limited in terms of its value as a percentage of the total value of the Company’s assets. The TRS enters into an agreement with a third party to manage the operations of the hotel. The Company prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. All material balances and transactions between the consolidated entities of the Company have been eliminated.

The Company was formed to acquire, reposition, renovate, lease and manage income-producing properties, with a primary focus on (i) commercial properties, including flex-industrial, and retail properties, and (ii) multi-family residential properties in secondary and tertiary markets in the southeastern part of the United States, with an expected concentration in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. The Company may also pursue, in an opportunistic manner, other real estate-related investments, including, among other things, equity or other ownership interests in entities that are the direct or indirect owners of real property, indirect investments in real property, such as those that may be obtained in a joint venture. While these types of investments are not intended to be a primary focus, the Company may make such investments in its Manager’s discretion.

22

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

The Company is externally managed by Medalist Fund Manager, Inc., or the ‘‘Manager.’’ The Manager makes all investment decisions for the Company. The Manager and its affiliated companies specialize in acquiring, developing, owning and managing value-added commercial real estate in the Mid-Atlantic and Southeast regions. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions. The Company’s stockholders are not involved in its day-to-day affairs.

2.	Summary of Significant Accounting Policies

Investment Properties

As of January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805), which clarifies the framework for determining whether an integrated set of assets and activities meets the definition of a business. The revised framework establishes a screen for determining whether an integrated set of assets and activities is a business and narrows the definition of a business, which is expected to result in fewer transactions being accounted for as business combinations. Acquisitions of integrated sets of assets and activities that do not meet the definition of a business are accounted for as asset acquisitions. As a result, the acquisitions that occurred in 2017 qualified as asset acquisitions and most of the Company’s future acquisitions of operating properties will qualify as asset acquisitions. Accordingly, third-party transaction costs associated with these acquisitions have been and will be capitalized, while internal acquisition costs will continue to be expensed.

Accounting Standards Codification (“ASC”) 805 mandates that “an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition.” ASC 805 results in an allocation of acquisition costs to both the tangible and intangible assets associated with income producing real estate. Tangible assets include land, buildings, site improvements, tenant improvements and furniture and fixtures, while intangible assets include the value of in-place leases, lease origination costs (leasing commissions and tenant improvements), legal and marketing costs and leasehold assets and liabilities (above or below market), among others.

The Company uses independent, third party consultants to assist management with its ASC 805 evaluations. The Company determines fair value based on accepted valuation methodologies including the cost, market, and income capitalization approaches. The purchase price is allocated to the tangible and intangible assets identified in the evaluation.

The Company records depreciation on buildings and improvements utilizing the straight-line method over the estimated useful life of the asset, generally 5 to 40 years. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter. Amounts allocated to buildings are depreciated over the estimated remaining life of the acquired building or related improvements.

Acquisition and closing costs are capitalized as part of each tangible asset on a pro rata basis. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extend the useful life, increases capacity or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred.

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, but at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. The Company measures any impairment of investment property when the estimated undiscounted cash flows plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Company charges to income the excess of the carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. The Company may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. The Company did not record any impairment adjustments to its properties during the years ended December 31, 2017 and 2016.

23

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Intangible Assets and Liabilities, net

The Company determines, through the ASC 805 evaluation, the above and below market lease intangibles upon acquiring a property. Intangible assets (or liabilities) such as above or below-market leases and in-place lease value are recorded at fair value and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. The analysis is conducted on a lease-by-lease basis.

During 2017, the Company recorded the following intangible assets and liabilities as part of its purchase of the Franklin Square Property:

		Accumulated	Asset
	Fair Value	Amortization	Value, net
Intangible Assets
Leasing Commissions	$320,227	$(41,602)	$278,625
Legal and Marketing Costs	130,841	(18,674)	112,167
Above Market Leases	899,590	(127,734)	771,856
Net Leasehold Asset	1,281,309	(184,053)	1,097,256
Total Intangible Assets	$2,631,967	$(372,063)	$2,259,904

Intangible Liabilities
Below Market Leases	$(331,420)	$30,696	$(300,724)

Capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income over the remaining terms of the respective leases. Adjustments to rental revenue related to the above and below market leases during the period ending December 31, 2017 were as follows:

Amortization of above market leases (reduction of rent revenues)	$127,734
Amortization of below market leases (increase to rent revenues)	$(30,696)

Amortization of lease origination costs, leases in place and legal and marketing costs represent a component of depreciation and amortization expense. As of December 31, 2017 and 2016, the Company’s intangible accumulated amortization for these items totaled $244,329 and $0, respectively.

24

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Future amortization of lease origination costs, leases in place, legal and marketing costs and tenant relationships is as follows:

						2023-
	2018	2019	2020	2021	2022	2027	Total
Intangible Assets
Leasing Commissions	62,403	58,483	48,138	42,521	27,449	39,631	278,625
Legal and Marketing Costs	28,011	24,351	16,200	12,707	10,586	20,312	112,167
Above Market Leases	191,601	184,724	152,510	145,572	66,254	31,195	771,856
Net Leasehold Asset	276,074	247,500	185,122	160,916	98,070	129,574	1,097,256
	558,089	515,058	401,970	361,716	202,359	220,712	2,259,904
Intangible Liabilities
Below Market Leases	(46,045)	(46,045)	(40,558)	(37,321)	(36,381)	(94,374)	(300,724)

Conditional Asset Retirement Obligation

A conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement depends on a future event that may or may not be with the Company’s control. Currently, the Company does not have any conditional asset retirement obligations. However, any such obligations identified in the future would result in the Company recording a liability if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time the Company acquired its properties did not reveal any material environmental liabilities, and the Company is unaware of any subsequent environmental matters that would have created a material liability.

The Company believes that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. The Company did not record any conditional asset retirement obligation liabilities during the years ended December 31, 2017 and 2016.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of bank operating accounts and money markets. Financial instruments that potentially subject the Company to concentrations of credit risk include its cash and cash equivalents and its trade accounts receivable. The Company places its cash and cash equivalents on deposit with financial institutions in the United States, which are insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000. The Company's credit loss in the event of failure of these financial institutions is represented by the difference between the FDIC limit and the total amounts on deposit. Management monitors the financial institutions credit worthiness in conjunction with balances on deposit to minimize risk. As of December 31, 2017, the Company did not hold cash accounts with balances greater than $250,000.

Escrow Deposits and Property Reserves

Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. The Company presents changes in escrow deposits as operating activities in the consolidated statement of cash flows. As of December 31, 2017, the Company reported $406,401 in escrow deposits. The Company presents changes in cash restricted for capital improvements as investing activities in the consolidated statement of cash flows. As of December 31, 2017, the Company reported $2,571,325 as a capital property reserve. These funds are being held in reserve for improvements to the Hampton Inn Property.

Security Deposits

Security deposits are restricted cash balances held by the Company to offset potential damages, unpaid rent or other unmet conditions of its tenant leases. The Company presents changes in security deposits as operating activities in the consolidated statement of cash flows. As of December 31, 2017, the Company reported $54,119 in security deposits.

Revenue Recognition

Franklin Square Property Revenues

The Company recognizes minimum rents on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the balance sheet. At December 31, 2017 and 2016, there were $51,784 and $0 in unbilled rent. The Company’s leases generally require the tenant to reimburse the Company for a substantial portion of its expenses incurred in operating, maintaining, repairing, insuring and managing the shopping center and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). The Company includes these reimbursements, along with other revenue derived from late fees and seasonal events, under the Consolidated Statements of Operations caption "Franklin Square Property tenant reimbursements." This significantly reduces the Company’s exposure to increases in costs and operating expenses resulting from inflation or other outside factors. The Company accrues reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. The Company calculates the tenant’s share of operating costs by multiplying the total amount of the operating costs by a fraction, the numerator of which is the total number of square feet being leased by the tenant, and the denominator of which is the average total square footage of all leasable buildings at the property. The Company also receives escrow payments for these reimbursements from substantially all its tenants throughout the year. The Company recognizes differences between estimated recoveries and the final billed amounts in the current year. These differences were not material for the year ended December 31, 2017, the first year the Company owned properties with CAM recoveries. The Company recognizes lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, the Company provides for losses related to unrecovered intangibles and other assets. During 2017, no such termination costs were recognized.

25

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Hampton Inn Property Revenues

Hotel revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Tenant receivables and unbilled rent

Tenant receivables include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. The Company determines an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit-worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The Company considers a receivable past due once it becomes delinquent per the terms of the lease. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. As of December 31, 2017 and 2016, the Company’s allowance for uncollectible accounts totaled $38,628 and $0, respectively.

Other operating expenses

During the year ended December 31, 2017, the Company recorded other operating expenses of $307,241. Legal, accounting and other professional fees were $289,423 and the remainder consisted of general and administrative expenses.

Organization and other expenses

During the prior period (year ending December 31, 2016) the Company incurred organization and other expenses of $44,429, consisting of legal, accounting and other professional fees.

Income Taxes

The REIT intends to elect to be taxed as a real estate investment trust for federal income tax purposes incident to the filing of our federal income tax for and beginning with our taxable year ended December 31, 2017 under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this REIT status, the regulations require the Company to distribute at least 90% of its taxable income to shareholders and meet certain other asset and income tests, as well as other requirements.

In the first year of the REIT’s Hampton Inn TRS entity’s operations, 2017, the TRS generated a tax loss, and no accrual has been recorded for federal or state income taxes. If the Company fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the Company loses its REIT status it could not elect to be taxed as a REIT for five years unless the Company’s failure to qualify was due to reasonable cause and certain other conditions were satisfied. Management has evaluated the effect of the guidance provided by GAAP on Accounting for Uncertainty of Income Taxes and has determined that the Company had no uncertain income tax positions.

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the reported period. The Company’s actual results could differ from these estimates.

26

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Assets Held For Sale

The Company records assets as held for sale when management has committed to a plan to sell the assets, actively seeks a buyer for the assets, and the consummation of the sale is considered probable and is expected within one year. The Company does not currently have plans to sell any of its properties.

Noncontrolling Interests

Noncontrolling interests is the portion of equity in the majority owned and consolidated Operating Partnership not attributable to the REIT. The ownership interests not held by the REIT are considered noncontrolling interests. Accordingly, noncontrolling interests have been reported in equity on the consolidated balance sheets but separate from the Company’s equity. On the consolidated statements of operations, the subsidiaries are reported at the consolidated amount, including both the amount attributable to the Company and noncontrolling interests. Consolidated statements of changes in equity include beginning balances, activity for the period and ending balances for shareholders’ equity, noncontrolling interests and total equity.

There are two elements of noncontrolling interests in the capital structure of the Company. The first is the Hampton Inn Property in which the Company owns a 64% tenancy in common interest through its subsidiaries and an outside party owns a 36% tenancy in common interest. The second noncontrolling ownership interest are the units in the Operating Partnership that are not held by the REIT and represent 9.82 percent of the outstanding Operating Partnership units.

The noncontrolling interest of the Operating Partnership common unit holders is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s net assets (total assets less total liabilities). The noncontrolling interest percentage is calculated at any point in time by dividing the number of units not owned by the Company by the total number of units outstanding. The noncontrolling interest ownership percentage will change as additional units are issued or as units are exchanged for the Company’s $0.01 par value per share Common Stock.

The Hampton Inn’s net loss is allocated to the noncontrolling ownership interest based on its 36% ownership. In 2017, 36% of the Hampton Inn’s net loss of $139,152, or $50,095, was allocated to the noncontrolling partnership interest. The Operating Partnership’s net loss is allocated to the noncontrolling unit holders based on their ownership interest. In 2017, 9.82 percent of the Operating Partnership’s net loss of $718,314, or $70,534, was allocated to the noncontrolling unit holders.

In 2017, 125,000 Operating Partnership units were issued to members of the LLC which owned the Hampton Inn Property who elected to participate in a 721 exchange, which allows the exchange of interests in real property for shares in a real estate investment trust. In this transaction, members of the selling LLC exchanged their membership interests for units in the Operating Partnership. These members of the selling LLC invested $1,175,000 in the Operating Partnership in exchange for 125,000 Operating Partnership units. Also in 2017, the noncontrolling owner of the Hampton Inn Property provided $2.3 million as part of the acquisition of the Hampton Inn Property.

Reclassifications

Certain reclassifications have been made to prior period amounts to make their presentation comparable with the current period. These reclassifications had no impact on net income. During the first quarter of 2018, the Company identified that in previous consolidated financial statements and filings a transaction was reported in the wrong period. Specifically, a syndication cost for $10,875 that was originally reported in 2017 should have been recorded in 2016. The Company also identified a $6,000 cost that was erroneously recorded as a syndication cost in 2016. Both of these have been corrected in the consolidated financial statements for the period ending December 31, 2017 and 2016, respectively. The Company has evaluated the effect of the incorrect presentation in prior periods, both qualitatively and quantitatively, and concluded that it did not have a material impact on, nor require amendment of, any previously filed annual or quarterly consolidated financial statements.

27

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers.  The objective of ASU No. 2014-09 is to establish a single, comprehensive, five-step model for entities to use in accounting for revenue arising from contracts with customers that will supersede most of the existing revenue recognition guidance, including industry-specific guidance.  The core principle of this standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU No. 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification (“ASC”).  The new guidance is effective for public companies for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017.  Entities have the option of using either a full retrospective or modified retrospective approach to adopt ASU No. 2014-09. The Company plans to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which allow the company to adopt the standard effective on January 1, 2019.

Most significantly for the real estate industry, leasing transactions are not within the scope of the new standard.  A majority of the Company’s tenant-related revenue is recognized pursuant to lease agreements and will be governed by the leasing guidance discussed below.  The Company completed its assessment of ASU No. 2014-09 and has concluded that the guidance will not have a material impact on the method of revenue recognition.

Accounting for Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).  The amendments in this update govern a number of areas including, but not limited to, accounting for leases, replacing the existing guidance in ASC No. 840, Leases.  Under this standard, among other changes in practice, a lessee’s rights and obligations under most leases, including existing and new arrangements, would be recognized as assets and liabilities, respectively, on the balance sheet.  Other significant provisions of this standard include (i) defining the “lease term” to include the non-cancelable period together with periods for which there is a significant economic incentive for the lessee to extend or not terminate the lease; (ii) defining the initial lease liability to be recorded on the balance sheet to contemplate only those variable lease payments that depend on an index or that are in substance “fixed,” (iii) a dual approach for determining whether lease expense is recognized on a straight-line or accelerated basis, depending on whether the lessee is expected to consume more than an insignificant portion of the leased asset’s economic benefits and (iv) a requirement to bifurcate certain lease and non-lease components.  The lease standard is effective for fiscal years beginning after December 15, 2018 (including interim periods within those fiscal years), with early adoption permitted.  The Company plans to follow the rule that allows companies engaging in an initial public offering as an Emerging Growth Company to follow the private company implementation dates, which allow the company to adopt the standard effective on January 1, 2019. Management does not believe the adoption will have a material impact on the Company’s consolidated financial statements. Currently, the Company is not a lessee under any leases to which this new standard would apply.

Cash Flows

In August 2016, the FASB issued ASU No. 2016-15, "Classification of Certain Cash Receipts and Cash Payments." This ASU amends guidance to either add or clarify the classification of certain cash receipts and payments in the statement of cash flows. Eight specific issues were identified for further clarification and include: debt prepayment or extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of company-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and the classification of cash flows that have aspects of more than one class of cash flows. The provisions of ASU No. 2016-15 are effective for us as of January 1, 2018 on a retrospective basis, and early adoption is permitted. The Company has adopted the standard using the modified retrospective approach. The Company has adopted this update, and the adoption did not have any impact to the consolidated financial statements.

Related Parties Under Common Control and Business Combinations

In October 2016, the FASB issued ASU No. 2016-17, "Interests Held through Related Parties That Are Under Common Control." This ASU amends the consolidation guidance on how a reporting entity that is a single decision maker of a Variable Interest Entity (“VIE”) should treat indirect interests in the entity held through related parties that are under common control when determining whether it is the primary beneficiary of that VIE. The provisions of ASU No. 2016-17 were effective for us as of January. The Company has adopted this update, and the adoption did not have any impact to the consolidated financial statements.

28

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations." This ASU narrows the definition of a business and provides a framework for evaluating whether a transaction is an acquisition of a business or an asset. The amendment provides a screen to evaluate whether a transaction is a business and requires that when substantially all of the fair value of the acquired assets can be concentrated in a single asset or identifiable group of similar assets, then the assets acquired are not a business. If the screen is not met, then to be considered a business, the assets must have an input and a substantive process to create outputs. The provisions of ASU No. 2017-01 are effective for the Company as of January 1, 2018, and early adoption is permitted. The Company adopted the standard as of January 1, 2017; this adoption had a material impact on the Company’s consolidated financial statements.

3.	Investment Properties

Investment properties consist of the following:

	December 31,
	2017	2016
Land	$4,304,064	$-
Site improvements	1,589,647	-
Buildings and improvements	27,156,549	-
Furniture and fixtures	1,678,447	-
Investment properties at cost	34,728,707	-
Less accumulated depreciation	498,819	-
Investment properties, net	$34,229,888	$-

(a)	Includes tenant improvements (both those acquired at the acquisition and those constructed after the acquisition), capitalized leasing commissions and other capital costs incurred post-acquisition.

(b)	Excludes intangible assets and liabilities (see note, below) escrow deposits and property reserves.

The Company’s depreciation expense on investment properties was $498,819 and $0 for the years ended December 31, 2017 and 2016, respectively.

The Company generally records depreciation of capitalized tenant improvements and amortization of capitalized leasing commissions on a straight-line basis over the terms of the related leases. Details of these deferred costs, net of depreciation and amortization are as follows, all arising from the Franklin Square Property:

	Capitalized	2017
	Amount	Depreciation
Capitalized Tenant Improvements	$154,810	$18,720

	Capitalized	2017
	Amount	Amortization
Capitalized Leasing Commissions	$43,321	$1,033

A significant portion of the Company’s land, buildings and improvements serve as collateral for its mortgage loans payable portfolio. Accordingly, restrictions exist as to each property’s transferability, use and other common rights typically associated with property ownership.

Property Acquisitions

2017 Acquisitions

The Shops at Franklin Square

On April 28, 2017, the Company completed its acquisition of The Shops at Franklin Square, a 134,299 square foot retail property located in Gastonia, North Carolina, (the “Franklin Square Property”) through a wholly owned subsidiary. The purchase price for the Franklin Square Property was $20,500,000 paid through a combination of cash and assumed, secured debt. The Company’s total investment, including acquisition and closing costs, escrows and lease reserves was $22,054,071. The Franklin Square Property, built in 2006 and 2007, was 68 percent leased as of the acquisition date and is anchored by Ashley Furniture.

Greensboro Airport Hampton Inn

On November 3, 2017 the Company completed its acquisition of a 64 percent interest in the Greensboro Airport Hampton Inn (the “Hampton Inn Property”) through a wholly owned subsidiary. The total purchase price for the Hampton Inn Property was $15.1 million paid through a combination of cash provided by the Company, operating partnership units (“OP Units”), the incurrence of new mortgage debt and cash provided by the 36 percent non-controlling investor. The total investment, including acquisition, closing costs, escrow deposits and a reserve for property improvements required under the Hampton Inn Property’s franchise agreement, was $18,004,621. The hotel has 127 rooms and was built in 1996.

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Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

The following summarizes the consideration paid and the fair values of assets acquired and liabilities assumed in conjunction with the acquisitions described above, along with a description of the methods used to determine fair value. Asset values presented include allocated acquisition and closing costs.

	2017 Acquisitions
	Franklin Square	Hampton Inn	Total
Fair value of assets acquired:
Investment property (a)	$18,761,322	$15,759,379	$34,520,701
Lease intangibles and other assets (b)	1,732,375	-	1,732,375
Escrows and property reserves created or acquired (c)	919,534	2,245,242	3,164,776
Above market leases (b)	899,589	-	899,589
Below market leases (b)	(331,420)	-	(331,420)
Capitalized loan fees (d)	72,671	-	72,671
Fair value of net assets acquired (e)	$22,054,071	$18,004,621	$40,058,692

Purchase Consideration:
Consideration paid with cash (f)	$7,779,071	$4,048,281	$11,827,352
Consideration paid with new mortgage debt (g)	-	10,181,309	10,181,309
Consideration paid with assumed mortgage debt (h)	14,275,000	-	14,275,000
Consideration paid with Company shares (i)	-	300,000	300,000
Consideration paid with Operating Partnership Units (j)	-	1,175,000	1,175,000
Consideration paid by noncontrolling interest (k)	-	2,300,031	2,300,031
Total consideration (l)	$22,054,071	$18,004,621	$40,058,692

a.	Represents the fair value of the investment property acquired which includes land, buildings, site improvements, tenant improvements and furniture and fixtures. The fair value was determined using the market approach, the cost approach, the income approach or a combination thereof. Closing and acquisition costs were allocated and added to the fair value of the tangible assets acquired.
b.	Represents the fair value of lease intangibles and other assets. Lease intangibles include leasing commissions, leases in place, above market leases, below market leases and legal and marketing costs associated with replacing existing leases.
c.	Escrow deposits are restricted cash balances held by lenders for real estate taxes, insurance and reserves for capital improvements. These are generally created at closing. For the Franklin Square Property, existing reserves were purchased at closing from the Seller as part of the loan assumption (see (f) below).
d.	Represents cash paid for loan fees for the Franklin Square Property mortgage which are capitalized and amortized over the term of the loan.
e.	Represents the total fair value of assets and liabilities acquired at closing.
f.	Represents cash paid at closing and cash paid for acquisition (including intangible assets), escrows, loan fees and closing costs paid outside of closing or directly by the Company.
g.	Issuance of new mortgage debt of $10,600,000 to fund the purchase of the Hampton Inn Property, net of loan fees. See mortgages payable.
h.	Assumption of mortgage debt related to the purchase of the Franklin Square Property.
i.	Represents non-cash consideration paid by exchanging an ownership interest in the selling entity for 3,000 shares of the Company’s common stock as part of the Hampton Inn Property acquisition.
j.	Represents non-cash consideration paid by exchanging an ownership interest in the selling entity for 125,000 Operating Partnership units as part of the Hampton Inn Property acquisition.
k.	Represents investment of noncontrolling interest paid at closing for the Hampton Inn Property.
l.	Represents the consideration paid for the fair value of the assets and liabilities acquired.

4.	Mortgages Payable

The Company’s mortgages payable were $24,419,268 as of December 31, 2017 and consist of the following:

	Monthly	Interest		Balance – December 31,
Property	Payment	Rate	Maturity	2017	2016

Franklin Square	Interest only	4.7%	October 2021	$14,275,000	0

Capitalized issuance costs (net of accumulated amortization)				(60,302)
Net loan payable				14,214,698

Interest expense during 2017 was $512,482 and interest accrued as of December 31, 2017 was $57,744. Amortization of capitalized issuance costs during 2017 was $12,369 and accumulated amortization as of December 31, 2017 was $12,369.

Hampton Inn (a)	Interest only	Variable (b)	November 2020	10,600,000	0

Capitalized issuance costs (net of accumulated amortization)				(395,430)
Net loan payable				10,204,570

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Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Interest expense during 2017 was $137,726 and interest accrued as of December 31, 2017 was $59,331. Amortization of capitalized issuance costs during 2017 was $23,261 and accumulated amortization as of December 31, 2017 was $23,261.

(b)	Certain of the Company’s obligation under the mortgage loan for the Hampton Inn Property to complete a property improvement plan (PIP) are guaranteed by individual members of the Manager and by an individual member of the noncontrolling owner. This guarantee is irrevocable and unconditional and requires the PIP work to be completed on schedule and free of all liens.

(c)	The mortgage loan for the Hampton Inn Property bears interest at a variable rate based on LIBOR with a minimum rate of 6.1 percent. The interest rate payable is the USD LIBOR one-month rate plus 5 percent. For the period ended December 31, 2017, the rates in effect for each period during which the Hampton Inn Property mortgage loan was outstanding were as follows:

November 2017	6.375 percent
December 2017	6.500 percent

On November 3, 2017, the Company entered into an Interest Rate Protection Transaction to limit the Company’s exposure to increases in interest rates on the variable rate mortgage loan on the Hampton Inn Property. Under this agreement, the Company’s interest rate exposure is capped at 7 percent if USD 1-Month LIBOR BBA exceeds 2 percent. As of December 31, 2017, USD 1-Month LIBOR was 1.56175 percent. In accordance with the guidance on derivatives and hedging, the Company records all derivatives on the balance sheet at fair value. The Company reports the changes in the fair value of the derivative in other income.

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Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Notes payable, short term and related party notes payable, short term

As of December 31, 2017, the company had the following short-term note payable outstanding:

Loan payable to Virginia Commonwealth Bank (a)	$1,500,000

As of December 31, 2017, the company had the following related party short-term notes payable outstanding:

Loan payable to Medalist Fund I (b)	252,000
Loan payable to Medalist Fund II (b)	150,000
Loan payable to Medalist Properties 8 (c)	125,538
Loan payable to K&R Automotive (b)	100,000
Loan payable to Medalist Fund I-B (b)	50,000
$677,538

(a)	Interest rate of 4.223 percent per annum
(b)	Interest rate of 5 percent for the term of the loan
(c)	Short term loan from seller of Hampton Inn Property which did not bear interest.

On a weighted average basis, the effective interest rate on the short-term loans payable is 8.0 percent per annum.

Each loan was issued on November 3, 2017 and the proceeds were used to fund the purchase of the Hampton Inn Property. Interest accrued for these loans as of December 31, 2017 was $28,371. All of these loans were repaid, with interest, in January 2018.

Debt Maturity

The Company’s scheduled principal repayments on indebtedness as of December 31, 2017 are as follows:

2018	$2,177,538
2019	0
2020	10,600,000
2021	14,275,000
Total principal maturities (Gross)	$27,052,538
Less: Unamortized Issuance Costs	(455,732)
Outstanding Loans	$26,596,806

5.	Rentals under Operating Leases

Future minimum rentals (based on recognizing future rents on the straight-line basis) to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding Common Area Maintenance and other expense pass-throughs, as of December 31, 2017 are as follows:

2018	$1,716,337
2019	1,618,165
2020	1,308,378
2021	1,194,072
2022	786,578
Thereafter	1,428,995
Total minimum rents	$8,052,525

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Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

6.	Equity

The Company has authority to issue 1,000,000,000 shares consisting of 750,000,000 shares of common stock, $0.01 par value per share ("Common Shares"), and 250,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Shares"). Substantially all of the Company’s business is conducted through its Operating Partnership. The REIT is the sole general partner of the Operating Partnership and owned a 90.18% interest in the Operating Partnership as of December 31, 2017. Limited partners in the Operating Partnership who have held their units for one year or longer have the right to redeem their common units for cash or, at the REIT’s option, common shares at a ratio of one common unit for one common share. Under the Agreement of Limited Partnership, distributions to unit holders are made at the discretion of the REIT. The REIT intends to make distributions in a manner that will result in limited partners of the Operating Partnership receiving distributions at the same rate per unit as dividends per share are paid to the REIT’s common shareholders. As of December 31, 2017 and 2016, there were 1,273,002 and 2, respectively, of common units outstanding with the REIT owning 1,148,002 and 2, respectively, of these common units. As of December 31, 2017 and 2016, there were 1,148,002 and 2, respectively, of common shares of the REIT outstanding. As of December 31, 2017, there were no outstanding operating partnership units that were eligible for conversion to the Company’s common stock.

Earnings per share

Basic earnings per share for the Company’s common shareholders is calculated by dividing income (loss) from continuing operations, excluding the net loss attributable to noncontrolling interests, by the Company’s weighted-average number of Common Stock outstanding during the period. Diluted earnings per share is computed by dividing the net income attributable to common shareholders, excluding the net loss attributable to noncontrolling interests, by the weighted average number of common shares including any dilutive shares. As of December 31, 2017 and 2016, none of the Operating Partnership’s common units outstanding to noncontrolling interests were eligible to be converted into shares of Common Stock.

The Company's earnings per common share are determined as follows:

	For the year ended December 31,
	2017	2016
Basic and diluted shares outstanding
Weighted average common shares - basic	661,363	2
Effect of conversion of operating partnership units	-	-
Weighted average common shares - diluted	661,363	2

Calculation of earnings per share - basic and diluted
Net loss attributable to common shareholders	(847,919)	(46,427)
Weighted average common shares - basic and diluted	661,363	2
Earnings per share - basic and diluted	(1.28)	(23,214)

Dividends

During 2017, dividends were paid to holders of common shares, distributions were made to holders of Operating Partnership units and noncontrolling interests, as follows:

Common shareholders (dividends)	$362,220
Hampton Inn noncontrolling interest (distributions)	38,591
Operating Partnership unit holders (distributions)	21,875
Total dividends and distributions	$422,686

7.	Commitments and Contingencies

Insurance

The Company’s properties each carry comprehensive liability, fire, business interruption and rental loss insurance.

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Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Concentration of Credit Risk

The Company is subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws. The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic which represented 100 percent of the total annualized base revenues of the properties in its portfolio as of December 31, 2017. The Company’s geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the Company’s retail shopping center property depends on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Regulatory and Environmental

As the owner of the buildings on its properties, the Company could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the Company does not comply with such laws, it could face fines for such noncompliance. Also, the Company could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the Company could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the Company’s tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at the Company’s properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the Company or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the Company, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the Company’s operations. The Company is not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

Litigation

The Company is not currently involved in any litigation or legal proceedings.

8.	Related Party Transactions

The Company is externally managed by the Manager, which makes all investment decisions for the Company. The Manager oversees the Company’s overall business and affairs and has broad discretion to make operating decisions on behalf of the Company and to make investment decisions.

The Company pays the Manager a monthly asset management fee equal to 0.125% of stockholders’ equity, payable in arrears in cash. For purposes of calculating the asset management fee, the Company’s stockholders’ equity means: (a) the sum of (1) the net proceeds from (or equity value assigned to) all issuances of the Company’s equity and equity equivalent securities (including common stock, common stock equivalents, preferred stock and OP Units issued by the Company’s operating partnership) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company has paid to repurchase its common stock issued in this or any subsequent offering. Stockholders’ equity also excludes (1) any unrealized gains and losses and other non-cash items (including depreciation and amortization) that have impacted stockholders’ equity as reported in the Company’s consolidated financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Company’s Manager and its independent director(s) and approval by a majority of its independent directors.

The Manager also receives an acquisition fee of 2.0% of the purchase price plus transaction costs, for each property acquired or investment made on the Company’s behalf at the closing of the acquisition of such property or investment, in consideration for the Manager’s assistance in effectuating such acquisition.

34

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

The Manager will be entitled to an incentive fee, payable quarterly, equal to an amount, not less than zero, equal to the difference between (1) the product of (x) 20% and (y) the difference between (i) Adjusted Funds from Operations (AFFO) (as further defined below) for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price of equity securities issued in this offering and in future offerings and transactions, multiplied by the weighted average number of all shares of common stock outstanding on a fully-diluted basis (including any restricted stock units, any restricted shares of common stock and OP Units) in the previous 12-month period, exclusive of equity securities issued prior to this offering, and (B) 7%, and (2) the sum of any incentive fee paid to the Manager with respect to the first three calendar quarters of such previous 12-month period. For purposes of calculating the incentive fee during the first 12 months after completion of this offering, adjusted funds from operations (“AFFO”) will be determined by annualizing the applicable period following completion of this offering. AFFO is calculated by removing the effect of items that do not reflect ongoing property operations. The Company further adjusts funds from operations (“FFO”) for certain items that are not added to net income in the National Association of Real Estate Investment Trusts’ (NAREIT) definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of the Company’s properties, and subtract recurring capital expenditures (and, when calculating the incentive fee only, we further adjust FFO to include any realized gains or losses on real estate investments). No incentive fees were earned or paid during 2017 since no investment properties have been owned for a 12 month period.

The Company also pays Shockoe Properties, LLC, an entity in which one of the owners of the Manager holds a 36 percent interest, an annual property management fee of up to 3 percent of the monthly gross revenue of the Franklin Square Property. This fee is paid in arrears on a monthly basis.

The Company acquired the Franklin Square Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the selling entity owes the Company $40,989.

The Company acquired the Hampton Inn Property from an entity which was managed by the Manager and in which the Manager’s members had ownership interests. As part of the pro rations and reconciliations of rents and expenses from this transaction, the Company owes the selling entity $32,194.

The Company entered into short term loans from various entities affiliated with the Manager to provide funds for the purchase of the Hampton Inn Property. These loans are described under “Other Loans Payable”, above. In addition, the Manager advanced funds to the Company during 2016 and 2017 to fund syndication costs and other expenses.

The tenants in common owners of the Hampton Inn Property have entered into lease with the Hampton Inn TRS for the Hampton Inn Property. Under the lease, the TRS, under a hotel management agreement with Marshall Properties, operates the property and pays rent to the tenants in common owners. Base rent and percentage rent are payable under the lease, as follows:

	Annual Rent	Percentage Rent
Years 1 – 3	$866,834	6% of Gross Revenue
Years 4 – 5	$946,834	10% of Gross Revenue

During 2017, the TRS paid the tenants in common owners $163,627 in rent. All material balances and transactions between the two entities have been eliminated in the consolidated financial statements.

Amounts paid to related parties during 2017:

Medalist Fund Manager, Inc. (the “Manager”)
Acquisition fee	$785,560
Asset management fees	83,881
$869,441

Shockoe Properties, Inc.	$35,062
Hampton Inn TRS rent paid to tenants in common owners	$163,627

35

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

Amounts due to related parties as of December 31, 2017 and 2016:

	2017	2016
Loan payable to Medalist Fund I (a)	$252,000	$-
Loan payable to Medalist Fund II (a)	150,000	-
Loan payable to K&R Automotive (a)	100,000	-
Loan payable to Medalist Fund I-B (a)	50,000	-
Loan payable to Medalist Properties 8 (a)	125,538	-
Due to Medalist Fund Manager, Inc. (b)	275,560	-
Due to Medalist Fund Manager, Inc. (c)	239,940	130,963
Due to Medalist Properties 8 (d)	32,194	-

(a)	See “Other Loans Payable”
(b)	Unpaid acquisition fees
(c)	Funds advanced by the Manager for syndication, legal and other costs
(d)	Prorated revenues and expenses as of closing date due to seller

Amounts due from related parties as of December 31, 2017 and 2016:

	2017	2016
Due from Medalist Fund Manager, Inc.	$18,606	$0
Due from Medalist Fund I, LLC
(seller of Franklin Square Property)	$35,443	$0

9.	Subsequent Events

As of April 30, 2018, the following events have occurred subsequent to the December 31, 2017 effective date of the consolidated financial statements:

Issuances of Common Stock

The Company made the following issuances of common stock:

		Gross
Date	Shares	Amount
January 8, 2018	4,000	$40,000
January 23, 2018	771,460	$7,714,600
February 7, 2018	63,620	636,200

Repayment of Short Term Loans and Related Party Payables

The Company repaid the following short-term loans on January 31, 2018:

Loan payable to Virginia Commonwealth Bank	$1,500,000
Loan payable to Medalist Fund, I	252,000
Loan payable to Medalist Fund, II	150,000
Loan payable to Medalist Properties 8	125,238
Loan payable to K&R Automotive	100,000
Loan payable to Medalist Fund, I-B	50,000

36

Medalist Diversified REIT, Inc.
Notes to the Consolidated Financial Statements
For the years ended December 31, 2017 and
December 31, 2016

On January 30, 2018, the Company reimbursed the Manager for $196,483, representing partial repayment of the funds the Manager advanced on behalf of the Company for syndication, legal and other costs. After this payment, the Company owes the Manager $39,453 for syndication, legal and other costs incurred on its behalf during 2016 and 2017.

Acquisition Activity

On February 23, 2018, the Company entered into a contract to purchase Hanover North Shopping Center (the “Hanover North Property”) located in Mechanicsville, Virginia for $12,173,000, including an undeveloped outparcel. The Company satisfactorily concluded its due diligence in early April and plans to close on the acquisition on April 26, 2018. The Hanover North Property consists of approximately 73,440 square feet of improvements located on 8.77 acres. The Hanover North Property is approximately 92 percent leased.

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Item 8. Exhibit Index

Exhibit Number	Description

2.1	Articles of Incorporation of Medalist Diversified REIT, Inc., incorporated by reference to Exhibit 2.1 of our Form 1-SA filed on October 26, 2016.
2.2	Bylaws of Medalist Diversified REIT, Inc., incorporated by reference to Exhibit 2.2 of our Form 1-A filed on April 14, 2016.
6.1	Agreement of Limited Partnership of Medalist Diversified Holdings, L.P., incorporated by reference to Exhibit 6.1 of our Form 1-SA filed on October 26, 2016.
6.2	Management Agreement by and among Medalist Diversified REIT, Inc., Medalist Diversified Holdings, L.P., incorporated by reference to Exhibit 6.2 of our Form 1-SA filed October 26, 2016.
6.3	Real Estate Purchase and Sale Agreement (Franklin Square) by and between our operating partnership and Medalist Fund I-A, LLC, incorporated by reference to Exhibit 6.3 of our Form 1-A filed on July 8, 2016.
6.4	Real Estate Purchase and Sale Agreement (Greensboro Hampton Inn) by and between our operating partnership and Medalist Fund I-A, LLC, incorporated by reference to Exhibit 6.4 of our Form 1-SA filed on October 26, 2016.
6.5	First Amendment to and Reinstatement of Real Estate Purchase and Sale Agreement by and between Medalist Diversified Holdings, L.P. and Medalist Properties 8, LLC, incorporated by reference to Exhibit 6.5 of our Form 1-A POS filed on July 28, 2017
6.6	Real Estate Purchase and Sale Agreement dated as of February 26, 2018 by and among Medalist Diversified Holdings, L. P. and COF North, LLC and COF North II, LLC

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Annual Report on Form 1-K and has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on April 30, 2018.

MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Thomas E. Messier
Thomas E. Messier
Co-President and Director

Pursuant to the requirements of Regulation A, this Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas E. Messier	Co-President and Director	April 30, 2018
Thomas E. Messier	(principal executive officer, principal accounting officer and principal financial officer)

/s/ William R. Elliott	Co-President and Director	April 30, 2018
William R. Elliott

39